CONSENT OF INDEPENDENT AUDITORS



The Board of Trustees and Shareholders
Evergreen Equity Trust and
Evergreen Select Equity Trust



We consent to the use of our report, dated November 5, 1999, for Evergreen Stock Selector Fund, a portfolio of Evergreen Equity Trust, and to the use of our report, dated August 6, 1999, for Evergreen Select Large Cap Blend Fund and Evergreen Select Diversified Value Fund, each a portfolio of Evergreen Select Equity Trust, incorporated herein by reference and to the references to our firm under the caption "FINANCIAL STATEMENTS AND EXPERTS in the Prospectus/Proxy Statement.

                                        /s/ KPMG LLP

Boston, Massachusetts
April 10, 2000